FOR IMMEDIATE RELEASE   For more information contact:

May 21, 2020      Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 52 cents per share payable on July 1, 2020, to shareholders of record at the close of business June 15, 2020. Today’s declaration increases the total dividend paid in 2020 to $1.04 per share, a 1.0% increase from 2019 and is the Corporation's 32nd consecutive year of increased regular dividends.
First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana, Illinois, Kentucky, and Tennessee, and The Morris Plan Company of Terre Haute.